EXHIBIT 99.1

Comtech Provides Update on Quarterly Filing Process

Announces Notification of Delinquency from Nasdaq for Late Filing of Form 10-Q for Period Ended October 31, 2024

CHANDLER, Ariz. – December 23, 2024 – Comtech Telecommunications Corp. (NASDAQ: CMTL) (“Comtech” or the “Company”), a global technology leader, received a letter (the “Letter”) from the Nasdaq Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that it is not in compliance with periodic requirements for continued listing set forth in Nasdaq Listing Rule 5250(c)(1) (the “Listing Rule”) because the Company’s Quarterly Report on Form 10-Q for the period ended October 31, 2024 (the “Report”) was not filed with the Securities and Exchange Commission (the “SEC”) by the required extended due date of December 16, 2024. This Letter received from Nasdaq has no immediate effect on the listing or trading of the Company’s shares.
The Letter states that the Company has 60 calendar days, or by February 17, 2025, to submit to Nasdaq its plan to regain compliance with the Listing Rule. Pursuant to the Letter, if Nasdaq accepts the plan, Nasdaq can grant an exception of up to 180 calendar days from the Report’s due date, or until June 16, 2025, to regain compliance. If Nasdaq does not accept the plan, the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel.

The Company is diligently working to complete its Report, and the Company expects to complete and file its Report with the SEC to regain compliance with the Listing Rule prior to the expiration of the 60 day period.

About Comtech

Comtech Telecommunications Corp. is a leading global technology company providing satellite and space communications technologies, terrestrial and wireless network solutions, NG911 emergency services and cloud native capabilities to commercial and government customers around the world. Our unique culture of innovation and employee empowerment unleashes a relentless passion for customer success. With multiple facilities located in technology corridors throughout the United States and around the world, Comtech leverages its global presence, technology leadership and decades of experience to create the world’s most innovative communications solutions. For more information, please visit www.comtech.com.

Forward-Looking Statements

Certain information in this press release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements. Forward-looking statements include, among others, statements regarding our expectations regarding our response to the Letter, our expectations for our operational initiatives, future performance and financial condition, the plans and objectives of our management and our assumptions regarding such future performance, financial condition, and plans and objectives that involve certain significant known and unknown risks and uncertainties and other factors not under our control which may cause our actual results, future performance and financial condition to be materially different from the results, performance or other expectations implied by these forward-looking statements. Factors that could cause actual results to differ materially from current expectations are described in our filings with the SEC. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements. The risks described above are not the only risks that we face. We do not intend to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise, except as required by law.

Investor Relations Contact

Maria Ceriello
631-962-7102
investors@comtech.com

Media Contacts

Jamie Clegg
480-532-2523
jamie.clegg@comtech.com